Exhibit 99.1

DATAWATCH ANNOUNCES RECORD FISCAL FOURTH QUARTER 2013 FINANCIAL RESULTS

Total Revenue Up 47% and License Revenue Up 60% Over Fourth Quarter of 2012

Chelmsford, Mass.—November 18, 2013—Datawatch Corporation (NASDAQ-CM: DWCH), the leading global provider of visual data discovery solutions, today announced that total revenue for its fourth quarter ended September 30, 2013 was a record $8.82 million, an increase of 47% from revenue of $6.02 million in the fourth quarter a year ago.  License revenue for the fourth quarter of fiscal 2013 was $5.80 million, an increase of 60% from the $3.62 million recorded in the comparable quarter a year ago.

Net loss for the fourth quarter of fiscal 2013 was ($2.68) million, or ($0.37) per diluted share, compared to a net loss of ($277,000), or ($0.04) per diluted share, for the year ago period.  Results for the fourth quarter of 2013 include a one-time $435,000 expense associated with Datawatch’s acquisition of Panopticon Software AB, which was completed in late August 2013, and a $250,000 expense related to a one-time resale of third party software.  Excluding the effects of the non-cash amortization associated with the purchase of certain intellectual property and other intangible assets, as well as non-cash stock compensation costs and restructuring charges, the Company’s non–GAAP net loss for its fourth fiscal quarter of 2013 was ($606,000), or ($0.08) per diluted share, compared to net income of $526,000, or $0.08 per diluted share in the fourth fiscal quarter of 2012.

Total revenue for fiscal year 2013 was $30.30 million, a 16% increase from revenue of $26.01 million in fiscal year 2012.  License revenue for 2013 was $19.43 million, a 16% increase compared to $16.80 million in 2012.  Net loss for 2013 was ($4.20) million, or ($0.63) per diluted share, as compared to net income of $1.03 million or $0.15 per diluted share, for 2012.  The Company’s non-GAAP net income for fiscal year 2013 was $1.06 million, or $0.15 per diluted share, as compared to non-GAAP net income of $3.02 million, or $0.45 per diluted share, for fiscal year 2012.

“We had solid execution in the fiscal fourth quarter of 2013, closing a good percentage of our pipeline opportunities while also finalizing the Panopticon acquisition on August 28, 2013,” said Michael A. Morrison, president and chief executive officer of Datawatch.  “The combination of Panopticon and Datawatch provides a uniquely compelling next generation analytics solution – enabling organizations to visually analyze any variety of data at the speed of business, and I believe we have hit the ground running in terms of our ability to attract and expand customer relationships with our combined offering.  The integration of Panopticon with Datawatch is moving forward rapidly in the key areas of product, marketing and sales.  I am pleased with the effectiveness and collaboration of the Panopticon and Datawatch teams in making this strategic acquisition a seamless event.”

Mr. Morrison added, “We enter fiscal year 2014 with strong business momentum in the market for next generation business analytics.  Additionally, there are several favorable secular trends that highly differentiate Datawatch’s solutions from our competitors.  Datawatch’s unique ability to deliver high velocity real-time information and our ability to incorporate any variety of information into visualizations position us in a leadership position in both Big Data and operational analytics.

Our continued investment in expanding our partner ecosystem, especially global strategic alliances, and delivering more industry-ready solutions, will be key drivers to help us capitalize on this large and expanding market opportunity.  The pipeline we have built in 2013 is larger than ever, and we are laser focused on enhancing Datawatch’s visibility with customers and prospects in the rapidly growing visualization market and increasing awareness for our real-time visual data discovery solutions.  We are confident that today, we have one of the most valuable and disruptive solutions in the market, and we intend to move aggressively to ensure that the marketplace is well aware of the differentiated and timely advantages we offer.”

Fourth Quarter Business Highlights

●
One of the world’s largest investment banks selected Datawatch as the standard for enterprise-wide real-time visual data discovery analytics against all of its risk management systems.  This leading financial services company will deploy Datawatch visualization technology for intraday risk analysis across more than 40 in-house built and commercial risk management systems.  The Datawatch solution will enable greater transparency of aggregated risk data in order to reduce operational and investment risks, detect anomalies and identify opportunities for growth.

●	Datawatch and Xerox, the world’s leading enterprise for business and document management, partnered to close a significant initial transaction with the Canadian division of one of the largest American multinational retail corporations. Datawatch and Xerox will automate and digitalize print and document management processes across nearly 400 retail stores throughout Canada, leading to the elimination of 50 million pages of annual print and enabling next generation analytics on the semi-structured document data generated by these 400 stores.
●
Datawatch and Thomson Reuters entered into a global agreement pursuant to which Thomson Reuters will resell Datawatch’s technology as a general purpose visual data discovery solution and as a real-time visualization front end for its Elektron Analytics platform for standardizing data analytics and tick data management capabilities across the enterprise.  Thomson Reuters will provide its customers with worldwide support and professional services for the Datawatch visual data discovery solution.

●
Datawatch, through its partner iGEN Technology, closed an innovative visual data discovery deal in Southeast Asia with the campaign of a major political candidate to provide near real-time analytics of voter profiles and preferences.  The Datawatch visualization solution was installed in the political candidate’s “War Room” and enabled next generation analytics on data gathered from a wide variety of sources, including polling agents, party workers and press reports.

Fourth Quarter Financial Highlights

●	Cash and short-term investments were $10.31 million at September 30, 2013, down 1% from $10.42 million at June 30, 2013 and up 18% from $8.72 million at September 30, 2012.
●
Gross margin for the fourth fiscal quarter of 2013 was 81.5%, compared to 85.3% for the third fiscal quarter of 2013 and 82.8% for the fourth fiscal quarter of 2012.  Gross margin in the most recent period was negatively impacted by a one-time resale of third party software.

●	Days sales outstanding were 61 days at September 30, 2013, compared to 60 days at June 30, 2013 and 70 days at September 30, 2012.
●	There were 10 six-figure deals in the fourth fiscal quarter, as compared to 3 six-figure deals in the fourth fiscal quarter of 2012.

●	The average deal size in the fourth fiscal quarter was $63,000, as compared to $54,000 in the fourth fiscal quarter of 2012.

“Datawatch generated more than $1.5 million in cash during fiscal year 2013, despite incurring nearly $1 million in one-time transaction costs related to the Panopticon acquisition in the second half of the fiscal year,” said James Eliason, chief financial officer of Datawatch.  “In August, we took advantage of the opportunity to refinance our existing debt, which will result in savings of nearly $600,000 in interest costs over the life of the loans.  We continue to manage our balance sheet in a disciplined manner as we make the investments in the business to fully exploit the large opportunity we see in the visual data discovery market.”

Investor Conference Call and Webcast

The senior management of Datawatch will host a conference call and webcast to discuss the fourth quarter results tomorrow, Tuesday, November 19, 2013 at 8:30 am ET.  To access the call, please dial 1-877-407-0782.  Internationally, the call may be accessed by dialing 1-201-689-8567. The conference call will be broadcast live on the Internet at: http://www.investorcalendar.com/IC/CEPage.asp?ID=171788.  It is recommended that listeners register to participate and download any necessary audio software from the website 15 minutes prior to the scheduled call. The webcast will be available as a replay starting one hour after the call is completed at the same location.

ABOUT DATAWATCH CORPORATION
Datawatch Corporation (NASDAQ-CM: DWCH) provides visual data discovery software that optimizes any data – regardless of its variety, volume, or velocity – delivering next generation analytics to reveal valuable insights for improving business. Its unique ability to integrate structured, unstructured, and semi-structured sources like reports, PDF files and EDI streams with real-time streaming data into visually rich analytic applications allow users to dynamically discover key factors that impact any operational aspect of their business. This ability to perform visual discovery against any data sets Datawatch apart in the big data and visualization markets. Organizations of every size, worldwide use Datawatch products, including 99 of the Fortune 100. Datawatch is headquartered in Chelmsford, Massachusetts with offices in New York, London, Munich, Stockholm, Singapore, Sydney and Manila, and with partners and customers in more than 100 countries worldwide.  See the Whole Story for yourself by downloading the free trial at www.datawatch.com/trial.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any such statements, including but not limited to those relating to results of operations, contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations. The factors that could cause actual future results to differ materially from current expectations include the following: risks associated with the continuing weak global economy; risks associated with fluctuations in quarterly operating results due, among other factors, to the size and timing of large customer orders; risks associated with acquisitions, including the recent acquisition of intellectual property from Math Strategies and the acquisition of Panopticon; the volatility of Datawatch’s stock price; limitations on the effectiveness of internal controls; rapid technological change; Datawatch’s dependence on the introduction of new products and possible delays in those introductions; competition in the software industry generally, and in the markets for next generation analytics in particular; Datawatch’s dependence on its principal products, proprietary software technology and software licensed from third parties; risks associated with international sales and operations; risks associated with indirect distribution channels and co-marketing arrangements, many of which were only recently established; the adequacy of Datawatch’s sales returns reserve; risks associated with a subscription sales model; Datawatch’s dependence on its ability to hire and retain skilled personnel; disruption or failure of Datawatch’s technology systems that may result from a natural disaster, cyber-attack or other catastrophic event; and uncertainty and additional costs that may result from evolving regulation of corporate governance and public disclosure. Further information on factors that could cause actual results to differ from those anticipated is detailed in various publicly-available documents, which include, but are not limited to, filings made by Datawatch from time to time with the Securities and Exchange Commission, including but not limited to, those appearing in the Company’s Annual Report on Form 10-K for the year ended September 30, 2012, Form 10-Q for the quarters ended December 31, 2012, March 31, 2013 and June 30, 2013, and Definitive Proxy Statement on Schedule 14A filed with the SEC on August 5, 2013. Any forward-looking statements should be considered in light of those factors.

# # #

Investor Contact:
Datawatch Investor Relations
investor@datawatch.com
Phone: (978) 441-2200 ext. 8323

Media Contact:
Sarah Bernardi
Datawatch Corporation
Sarah_Bernardi@datawatch.com
Phone: (978) 441-2200 ext. 8387
Twitter: @datawatch

© 2013 Datawatch Corporation. Datawatch and the Datawatch logo are trademarks or registered trademarks of Datawatch Corporation in the United States and/or other countries. All other names are trademarks or registered trademarks of their respective companies.

DATAWATCH CORPORATION
Condensed Consolidated Statements of Operations
Amounts in Thousands (except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

REVENUE:
Software licenses	$5,796	$3,618	$19,430	$16,800
Maintenance	2,658	2,219	9,700	7,902
Professional services	363	178	1,166	1,304
Total revenue	8,817	6,015	30,296	26,006

COSTS AND EXPENSES:
Cost of software licenses	904	526	2,505	2,270
Cost of maintenance and services	743	511	2,440	2,530
Sales and marketing	6,091	3,222	18,482	12,263
Engineering and product development	1,531	742	3,893	2,790
General and administrative	2,317	1,141	6,793	4,610
Total costs and expenses	11,586	6,142	34,113	24,463

(LOSS) INCOME FROM OPERATIONS	(2,769)	(127)	(3,817)	1,543
Other expense	(3)	(174)	(468)	(459)

(LOSS) INCOME BEFORE INCOME TAXES	(2,772)	(301)	(4,285)	1,084
Income tax (benefit) provision	(89)	(24)	(88)	50

NET (LOSS) INCOME	$(2,683)	$(277)	$(4,197)	$1,034

Net (loss) income per share - Basic	$(0.37)	$(0.04)	$(0.63)	$0.17

Net (loss) income per share - Diluted	$(0.37)	$(0.04)	$(0.63)	$0.15

Weighted Average Shares Outstanding - Basic	7,229	6,334	6,634	6,252

Weighted Average Shares Outstanding - Diluted	7,229	6,334	6,634	6,730

Non-GAAP Disclosure - Reconciliation of Net (Loss) Income to Net Income Excluding the Effects of Certain Items:

GAAP Net (Loss) Income	$(2,760)	$(277)	$(4,274)	$1,034
Add-back Amortization of Intangibles & IP	609	431	1,859	871
Add-back Share-Based Compensation	1,411	319	3,333	879
Add-back Restructuring Severance Charges	57	53	67	235

Net income (non-GAAP)	$(606)	$526	$1,062	$3,019

Net income per share - Basic	$(0.08)	$0.08	$0.16	$0.48

Net income per share - Diluted	$(0.08)	$0.08	$0.15	$0.45

Weighted Average Shares Outstanding - Basic	7,229	6,334	6,634	6,252

Weighted Average Shares Outstanding - Diluted	7,229	6,858	7,265	6,730

DATAWATCH CORPORATION
Condensed Consolidated Balance Sheets
Amounts in Thousands
(Unaudited)

	September 30,	September 30,
	2013	2012

Cash and cash equivalents	$10,312	$8,722
Accounts receivable, net	6,622	4,391
Prepaid expenses and other current assets	984	591
Total current assets	17,918	13,704

Property and equipment, net	288	281
Intangible and other assets, net	51,115	8,820

	$69,321	$22,805

Current portion of long-term debt	$900	$900
Current portion of note payable	1,133	-
Accounts payable and accrued expenses	4,915	2,468
Deferred revenue - current portion	6,997	6,295
Total current liabilities	13,945	9,663

Note payable	1,951	2,983
Other long-term liabilities	2,050	465
Total long-term liabilities	4,001	3,448

Total shareholders’ equity	51,375	9,694

	$69,321	$22,805